                               (Face of Security)

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO UBS AG, OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

BY PURCHASING THIS SECURITY, THE HOLDER AGREES TO CHARACTERIZE THIS SECURITY FOR ALL U.S. FEDERAL INCOME TAX PURPOSES AS PROVIDED IN SECTION 14 ON THE FACE OF THIS SECURITY.

CUSIP NO. [ ]


                                     UBS AG


                           MEDIUM-TERM NOTES, SERIES A




                           [ ]% GOALS+ DUE [ ], 20[ ]
         (Linked to the American Depositary Shares of Nokia Corporation)




                  The following terms apply to this Security. Capitalized terms that are not defined the first time they are used in this Security shall have the meanings indicated elsewhere in this Security.

FACE AMOUNT:  $[ ].

PRINCIPAL AMOUNT: on the Stated Maturity Date, the Company shall redeem this Security (i) for the Face Amount hereof if the price per Nokia ADS never closes below the Protection Price or if the price per Nokia ADS closes below the Protection Price but the Final ADS Price is at or above the Strike Price; or
(ii) for the ADS Redemption Amount for each $1,000 Face Amount hereof if the price per Nokia ADS closes below the Protection Price and the Final ADS Price is lower than the Strike Price, subject in each case to adjustment as described herein, provided, however, that any fractional entitlements to Nokia ADSs shall be paid in cash. For purposes of determining the Principal Amount, the price per Nokia ADS will be deemed by the Calculation Agent to have closed below the Protection Price if the Closing Price per Nokia ADS is below the Protection Price for two consecutive trading days from the Trade Date to the Final Valuation Date.

NOKIA ADSs and ADS ISSUER: American Depositary Shares of Nokia Corporation. Each Nokia ADS represents an ownership interest in one ordinary share, par value Euro 0.06 per share, of Nokia Corporation ("Nokia Ordinary Shares").

FINAL ADS PRICE: The Closing Price per Nokia ADS on the Final Valuation Date, subject to adjustment as described herein.

STRIKE PRICE: The initial price per Nokia ADS equal to $[ ], subject to adjustment as described herein.

PROTECTION PRICE: $[ ], equal to 30% below the Strike Price, rounded to the nearest whole cent, subject to adjustment as described herein.

ADS REDEMPTION AMOUNT: [ ] Nokia ADSs, subject to adjustment as described herein.

STATED MATURITY DATE: [ ], 20[ ].

CALCULATION AGENT: UBS Warburg LLC.

DEFEASANCE: neither full defeasance nor covenant defeasance applies to this Security.

INTEREST RATE: [ ]% per annum, composed of (i) an interest coupon representing a rate of [ ]% per annum (the "Interest Coupon") and (ii) an option coupon representing a rate of [ ]% per annum (the "Option Coupon").

INTEREST PAYMENT DATES: payable semi-annually in arrears on [ ], 20[ ] and [ ], 20[ ].

REGULAR RECORD DATE: [ ], 20[ ] and [ ], 20[ ].

ORIGINAL ISSUE DATE: [ ], 2002

LISTING: American Stock Exchange.



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                                       -2-

OTHER TERMS:

                  All terms used in this Security that are not defined in this Security but are defined in the Indenture referred to on the reverse of this Security shall have the meanings assigned to them in the Indenture. Section headings on the face of this Security are for convenience only and shall not affect the construction of this Security.

                  "Business Day" means any day that is not a Saturday, a Sunday or a day on which the New York Stock Exchange (or, if different, the principal U.S. national securities exchange on which the Nokia ADSs are listed for trading on such day), or on which banking institutions in The City of New York, generally, are authorized or obligated by law, regulation or executive order to close.

                  "Closing Price" means, with respect to the Nokia ADSs, on any day, the closing sale price or last reported sale price, regular way, for the Nokia ADSs on a per ADS basis (i) on the principal national securities exchange on which the Nokia ADSs are listed for trading on such day, (ii) in the event the Nokia ADSs are not listed on any national securities exchange, on the Nasdaq National Market System on such day or (iii) in the event the Nokia ADSs are not quoted in the Nasdaq National Market System on such day, on such other U.S. national market system that is the primary market for the trading of the Nokia ADSs; provided, however, that, in the event the Nokia ADSs are not listed or quoted as described in clause (i), (ii) or (iii) above, the Closing Price with respect to the Nokia ADSs will be the average, as determined by the Calculation Agent, of the bid prices per Nokia ADS obtained from as many dealers in the Nokia ADSs selected by the Calculation Agent (which may include the Calculation Agent or any affiliate of such agent or of the Company) as will make such bid prices available to the Calculation Agent (provided that the number of such dealers need not exceed three).

                  "Default Amount" means, on any day, an amount in U.S. dollars, as determined by the Calculation Agent in its sole discretion, equal to the cost of having a Qualified Financial Institution (selected as provided below) expressly assume the due and punctual payment of the principal of this Security, and the performance or observance of every covenant hereof and of the Indenture on the part of the Company to be performed or observed with respect to this Security (or to undertake other obligations providing substantially equivalent economic value to the Holder of this Security as the Company's obligations hereunder). Such cost will equal (i) the lowest amount that a Qualified Financial Institution would charge to effect such assumption (or undertaking) plus (ii) the reasonable expenses (including reasonable attorneys' fees) incurred by the Holder of this Security in preparing any documentation necessary for such assumption (or undertaking). During the Default Quotation Period, each of the Holder of this Security and the Company may request a Qualified Financial Institution to provide a quotation of the amount it would charge to effect such assumption (or undertaking) and notify the other in writing of such quotation. The amount referred to in clause (i) of this paragraph will equal the lowest (or, if there is only one, the only) quotation so obtained, and as to which notice is so given, during the Default Quotation Period; provided that, with respect to any quotation, the party not obtaining such quotation may object, on reasonable and significant grounds, to the effectuation of such assumption (or undertaking) by the Qualified Financial Institution providing such quotation and notify the other party in writing of such grounds within two Business Days after the last day of the Default Quotation Period, in which case such quotation will be disregarded in determining the Default Amount. The "Default Quotation Period" will be the period beginning on the day the Default Amount


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                                       -3-
first becomes due and payable and ending on the third Business Day after such due day, unless no such quotation is so obtained, or unless every such quotation so obtained is objected to within five Business Days after such due day as provided above, in which case the Default Quotation Period will continue until the third Business Day after the first Business Day on which prompt notice is given of such a quotation as provided above, unless such quotation is objected to as provided above within five Business Days after such first Business Day, in which case the Default Quotation Period will continue as provided in this sentence. Notwithstanding the foregoing, if the Default Quotation Period (and the subsequent two Business Day objection period) has not ended prior to the Final Valuation Date, then the Default Amount will equal the Principal Amount.

                  "Distribution Property" means securities, cash and/or other property or a combination thereof distributed in respect of the relevant ADS Redemption Amount and, in the case of a Spin-Off Event (as defined in Section
11), includes such ADS Redemption Amount.

                  "Ex-Dividend Date" for any dividend or other distribution in respect of the Nokia ADSs shall mean the first day on which the Nokia ADSs trade without the right to receive such dividend or other distribution.

                  "Final Valuation Date" means the third Business Day prior to [ ], 20[ ]; provided, however, that if a Market Disruption Event occurs or is continuing on such third prior Business Day, the Final Valuation Date will be the first following Business Day on which the Calculation Agent determines that a Market Disruption Event does not occur and is not continuing; provided, further, that in no event will the Final Valuation Date be later than [ ], 20[ ] or, if [ ], 20[ ] is not a Business Day, later than the first Business Day after [ ], 20[ ].

                  "Market Disruption Event" means, with respect to the GOALs+, any of the following with respect to the Nokia ADSs, (i) a suspension, absence or material limitation of trading in the Nokia ADSs or the ordinary shares of Nokia Corporation (the "Nokia Ordinary Shares") in their respective primary markets for more than two hours of trading or during the one-half hour period preceding the close of trading in the applicable market, (ii) a suspension, absence or material limitation of trading in option contracts related to the Nokia ADSs or the Nokia Ordinary Shares, if available, in the respective primary markets for such contracts for more than two hours of trading or during the one-half hour period preceding the close of trading in the applicable market or
(iii) the Nokia ADSs do not trade in what was the primary market for the ADSs or (iv) the Nokia Ordinary Shares do not trade in the primary market for the Nokia Ordinary Shares, in each case
(i), (ii), (iii) and (iv) as determined by the Calculation Agent; provided, however, that no such event described in clause
(i), (ii) or (iii) will be a Market Disruption Event unless the Calculation Agent also determines that such event materially interferes with the ability of the Company or any of its affiliates to unwind all or a material portion of any hedge that any of them effects with respect to this Security. For purposes of determining whether a Market Disruption Event has occurred, (a) a limitation on the hours or numbers of days of trading in the relevant market will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of such market, (b) a decision to permanently discontinue trading in the relevant option contracts will not constitute a Market Disruption Event, (c) a suspension or limitation of trading in option contracts related either to the Nokia ADSs or the Nokia Ordinary Shares, if available, in the respective primary markets for such contracts, by reason of
(1) a price change exceeding limits set by such market, (2) an imbalance of orders relating to such contracts


                    (Face of Security continued on next page) or (3) a disparity in bid and ask quotes relating to such contracts, will, in each case (1), (2) and (3), constitute a suspension or material limitation of trading in option contracts related to the Nokia ADSs or the Nokia Ordinary Shares and (d) an "absence of trading" in the respective primary markets on which option contracts related to the Nokia ADSs or the Nokia Ordinary Shares are traded will not include any time when such market is itself closed for trading under ordinary circumstances. References to the Nokia ADSs in this paragraph will also be deemed to refer to any Distribution Property consisting of securities.

                  "Qualified Financial Institution" means, at any time, a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan that at such time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated A-1 or higher by Standard & Poor's Ratings Group (or any successor) or P-1 or higher by Moody's Investors Service, Inc. (or any successor) or, in either case, such other comparable rating, if any, then used by such rating agency.

                  "Stated Maturity Date" means [ ], 20[ ] or, if such day is not a Business Day, the next succeeding Business Day; provided, however, that if the third Business Day preceding [ ], 20[ ] is not the Final Valuation Date, the Stated Maturity Date will be the third Business Day succeeding the Final Valuation Date; provided, further, that in no event will the Stated Maturity Date be later than the third Business Day after [ ], 20[ ] or, if [ ], 20[ ] is not a Business Day, later than the fourth Business Day after [ ], 20[ ].

                  1.       Promise to Pay Principal and Interest

                  UBS AG, a corporation duly organized and existing under the laws of Switzerland (herein called the "Company," which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay (or cause to be paid) to Cede & Co., as nominee for The Depository Trust Company, or registered assigns, the principal sum, calculated as provided under "Principal Amount" and elsewhere on the face of this Security, on the Stated Maturity Date, and to pay interest on the outstanding Face Amount, from the Original Issue Date or from the most recent date to which interest has been paid or duly provided for, on [ ], 20[ ] and [ ], 20[ ] (each an "Interest Payment Date"), at the rate of [ ]% per annum, until the principal of this Security is paid or made available for payment. Any such installment of interest that is overdue at any time shall also bear interest, at the rate of [ ]% per annum (to the extent that payment of such interest shall be legally enforceable), from the dates such amounts are due until they are paid or made available for payment. Notwithstanding the foregoing, (i) if the Stated Maturity Date does not occur on [ ], 20[ ], then the Interest Payment Date that would otherwise occur on [ ], 20[ ] shall instead occur on the Stated Maturity Date and (ii) interest on any overdue amount shall be payable on demand. Notwithstanding the foregoing, if the Stated Maturity Date does not occur on [ ], 20[ ] as a result of a Market Disruption Event, then no interest will be payable on the outstanding Face Amount after [ ], 20[ ].



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                                       -5-

                  2.       Payment of Interest

                  The interest so payable, and punctually paid or made available for payment, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such Interest Payment Date, which shall be the calendar day (whether or not a Business Day) next preceding such Interest Payment Date. Any interest so payable, but not punctually paid or made available for payment, on any Interest Payment Date will forthwith cease to be payable to the Holder on such Regular Record Date and such Defaulted Interest may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to the Holder of this Security not less than 10 days prior to such Special Record Date, or be paid in any other lawful manner not inconsistent with the requirements of any securities exchange on which this Security may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.

                  3.       No Fractional Nokia ADSs

                  No fractional Nokia ADSs will be delivered upon redemption of this Security. If more than one Security of this series and of like tenor shall be delivered on the Stated Maturity Date at one time by the same Holder, the number of full Nokia ADSs to be delivered will be calculated on the basis of the aggregate number of Securities so surrendered. In lieu of any fractional Nokia ADS otherwise deliverable in respect of all Securities of this series and of like tenor of any Holder which are exchanged at the Stated Maturity Date, such Holder shall be entitled to receive an amount in cash equal to the value of such fractional Nokia ADS based on the Final ADS Price. With respect to any security other than a Nokia ADS, a fractional Nokia ADS shall be deemed to mean any denomination other than an authorized denomination for such security.

                  4.       Principal Amount

                  The principal of this Security that becomes due and payable on the Stated Maturity Date shall be equal to either the Face Amount hereof or Nokia ADSs together with any cash payable in lieu of any fractional Nokia ADS and after giving effect to any adjustment as provided in this Security, depending on the Strike Price on the Final Valuation Date. The principal of this Security that becomes due and payable upon acceleration of the Maturity hereof after an Event of Default has occurred pursuant to the Indenture shall be the Default Amount. When the Nokia ADSs, cash or other property referred to in either of the two preceding sentences has been delivered or paid as provided herein (or such delivery has been duly provided for or such payment has been made available), the principal of this Security shall be deemed to have been paid in full, whether or not this Security shall have been surrendered for payment or cancellation. References to the payment of the principal of this Security on any day shall be deemed to mean the delivery or payment of Nokia ADSs, cash or other property that is deliverable or payable on such day as provided in this Security. Notwithstanding the foregoing, solely for the purpose of determining whether any consent, waiver, notice or other action to be given or taken by Holders of Securities pursuant to the Indenture has been given or taken by Holders of Outstanding


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                                       -6-

Securities in the requisite aggregate principal amount, the principal amount of this Security will be deemed to equal the Face Amount. This Security shall cease to be Outstanding as provided in the definition of such term in the Indenture or when the principal of this Security shall be deemed to have been paid in full as provided above and all interest payable on this Security has been paid (or such payment of interest has been made available).

                  5.       Anti-dilution Adjustment

                  The Calculation Agent shall adjust the ADS Redemption Amount, the Strike Price, or the Protection Price or all of them as provided in this Security in respect of each event for which adjustment is required under Sections 6 through 11. If more than one such event occurs, the Calculation Agent shall adjust the ADS Redemption Amount, the Strike Price, or the Protection Price or all of them as so provided for each such event, sequentially, in the order in which such events occur, and on a cumulative basis. Having adjusted the ADS Redemption Amount for any and all such events as so provided, the Calculation Agent shall adjust the Strike Price for each event for which such adjustment is required by multiplying the prior Strike Price by a fraction, the numerator of which shall equal the prior ADS Redemption Amount and the denominator of which shall equal the new ADS Redemption Amount. If any such adjustment is made to the Strike Price, the Calculation Agent shall adjust the Protection Price by multiplying the prior Protection Price by a fraction, the numerator of which shall equal the prior Strike Price and the denominator shall equal the new Strike Price. If the ADS Redemption Amount is adjusted pursuant to Section 11 so as to consist of amounts of more than one type of property, then the Final ADS Price shall equal the sum of the respective
Closing Prices or other values for all such amounts of property on the Final Valuation Date, determined as provided in Section 11. The Calculation Agent shall make all adjustments no later than the Final Valuation Date.

                  Notwithstanding any provision of this Security, if an event for which adjustment is required under Sections 6 through 11 occurs, the Calculation Agent, in its sole discretion, may make the adjustment and any related determinations and calculations in a manner that differs from that specified in this Security as necessary to achieve an equitable result. Upon written request by the Holder to the Calculation Agent, the Calculation Agent will provide the Holder with such information about adjustments made pursuant to this Security as such agent determines is appropriate.

                  6.       Stock Splits

                  If the Nokia Ordinary Shares are subject to a stock split, then at the opening of business on the first day on which the Nokia ADSs trade without the right to receive the stock split, the Calculation Agent will adjust the ADS Redemption Amount to equal the sum of the ADS Redemption Amount in effect immediately prior to such adjustment plus the product of (i) the number of new Nokia Ordinary Shares issued in the stock split with respect to one Nokia ADS and (ii) the ADS Redemption Amount in effect immediately prior to such adjustment, and the Strike Price and Protection Price shall be adjusted as described above; provided, however, that if (and to the extent) Nokia Corporation or the depositary under the deposit agreement for the Nokia ADSs (the "Nokia Depositary") shall have adjusted the number of Nokia Ordinary Shares represented by each Nokia ADS so that the price of Nokia ADSs would not be affected by such stock split, the Calculation Agent will not adjust the ADS Redemption Amount.


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                                       -7-

The ADS Redemption Amount, Strike Price and Protection Price will not be adjusted, however, unless such first day occurs after the Trade Date and on or before the Final Valuation Date.

                  7.       Reverse Stock Splits

                  If the Nokia Ordinary Shares are subject to a reverse stock split, then once the reverse stock split becomes effective with respect to Nokia ADSs, the Calculation Agent will adjust the ADS Redemption Amount to equal the product of (A) the ADS Redemption Amount in effect immediately prior to such adjustment and (B) the quotient of (i) the number of Nokia Ordinary Shares outstanding resulting from the reverse stock split and (ii) the number of Nokia Ordinary Shares outstanding immediately before the reverse stock split and the Strike Price and Protection Price shall be adjusted as described below; provided, however, that if (and to the extent) Nokia Corporation or the Nokia Depositary shall have adjusted the number of Nokia Ordinary Shares represented by each Nokia ADS so that the price of Nokia ADSs would not be affected by such reverse stock split, the Calculation Agent will not adjust the ADS Redemption Amount. The ADS Redemption Amount, Strike Price and Protection Price will not be adjusted, however, unless the reverse stock split becomes effective after the Trade Date and on or before the Final Valuation Date.

                  8.       Stock Dividends

                  If the Nokia Ordinary Shares are subject to a stock dividend that is given ratably to all holders of the Nokia Ordinary Shares, then at the opening of business on the Ex-Dividend Date, the Calculation Agent will adjust the ADS Redemption Amount to equal the ADS Redemption Amount in effect immediately prior to such adjustment plus the product of (i) the number of Nokia Ordinary Shares issued in the stock dividend with respect to one Nokia ADS and
(ii) the ADS Redemption Amount in effect immediately prior to such adjustment, and the Strike Price and Protection Price shall be adjusted as described above; provided, however, that if (and to the extent) Nokia Corporation or the Nokia Depositary shall have adjusted the number of Nokia Ordinary Shares represented by each Nokia ADS so that the price of Nokia ADSs would not be affected by such stock dividend, the Calculation Agent will not adjust the ADS Redemption Amount. The ADS Redemption Amount will not be adjusted, however, unless such Ex-Dividend Date occurs after the Trade Date and on or before the Final Valuation Date.

                  9.       Other Dividends and Distributions

                  There will be no adjustments to the ADS Redemption Amount to reflect dividends or other distributions paid with respect to the Nokia Ordinary Shares other than (i) stock dividends as provided in Section 8, (ii) issuances of transferable rights or warrants as provided in Section 10, (iii) dividends or other distributions constituting Spin-Off Events as provided in Section 11 and
(iv) Extraordinary Dividends as provided in this Section 9. A dividend or other distribution with respect to the Nokia Ordinary Shares will be deemed to be an "Extraordinary Dividend" if the per Nokia ADS value of such dividend or other distribution exceeds the per Nokia ADS value of the immediately preceding dividend or distribution with respect to the Nokia Ordinary Shares, if any, that was not an Extraordinary Dividend by an amount equal to at least 10% of the Closing Price of the Nokia ADSs on the Business Day immediately preceding the Ex-Dividend Date for such Extraordinary Dividend. If an


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                                       -8-

Extraordinary Dividend occurs with respect to the Nokia Ordinary Shares, the Calculation Agent will adjust the ADS Redemption Amount to equal the product of
(a) the ADS Redemption Amount in effect immediately prior to such adjustment and (b) a fraction, the numerator of which is the Closing Price of the Nokia ADSs on the Business Day immediately preceding the Ex-Dividend Date and the denominator of which is the amount by which such Closing Price exceeds the Extraordinary Dividend Amount, and the Strike Price and Protection Price shall be adjusted as described above. The "Extraordinary Dividend Amount" with respect to an Extraordinary Dividend for the Nokia Ordinary Shares underlying Nokia ADSs will equal (1) in the case of cash dividends or other distributions that constitute regular quarterly dividends, the amount per Nokia ADS of such Extraordinary Dividend minus the amount per Nokia ADS of the immediately preceding dividend or distribution with respect to the Nokia Ordinary Shares underlying Nokia ADSs, if any, that is not an Extraordinary Dividend or (2) in the case of cash dividends or other distributions that do not constitute regular quarterly dividends, the amount per Nokia ADS of such Extraordinary Dividend. To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the Calculation Agent.
A distribution on the Nokia Ordinary Shares that constitutes a stock dividend, an issuance of transferable rights or warrants or a Spin-Off Event and also constitutes an Extraordinary Dividend will result only in an adjustment to the ADS Redemption Amount pursuant to Section 8, 10 or 11, as applicable. The ADS Redemption Amount will not be adjusted pursuant to this Section 9 unless the Ex-Dividend Date for the Extraordinary Dividend occurs after the Trade Date and on or before the Final Valuation Date.

                  10.      Transferable Rights and Warrants

                  If the ADS Issuer issues transferable rights or warrants to all holders of the Nokia Ordinary Shares to subscribe for or purchase the Nokia Ordinary Shares at an exercise price per share less than the Closing Price of the Nokia Ordinary Shares on the Business Day immediately before the ex-dividend date with respect to the Nokia Ordinary Shares for such issuance, irrespective of whether such rights or warrants are passed through to the holders of Nokia ADSs or the holders of Nokia ADSs receive cash or property as a consequence of the issuance of such rights or warrants, then the Calculation Agent will adjust the ADS Redemption Amount by multiplying (i) the ADS Redemption Amount in effect immediately prior to such adjustment by (ii) a fraction, the numerator of which is (x) the number of Nokia Ordinary Shares outstanding at the close of business on the day before such ex-dividend date plus (y) the number of additional Nokia Ordinary Shares offered for subscription or purchase under such transferable rights or warrants, and the denominator of which is the sum of (A) the number of Nokia Ordinary Shares outstanding at the close of business on the day before such ex-dividend date with respect to the Nokia Ordinary Shares and (B) the number of additional Nokia Ordinary Shares that the aggregate offering price of the total number of Nokia Ordinary Shares so offered for subscription or purchase would purchase at the Closing Price of the Nokia Ordinary Shares on the Business Day immediately before such ex-dividend date with respect to the Nokia Ordinary Shares, with such number of additional shares being determined by multiplying (1) the total number of Nokia Ordinary Shares so offered by (2) the exercise price of such transferable rights or warrants and dividing (I) the resulting product by (II) the Closing Price of the Nokia Ordinary Shares on the Business Day immediately before such ex-dividend date with respect to Nokia Ordinary Shares; and the Strike Price and Protection Price shall be adjusted as described above. The ADS Redemption Amount will not be adjusted, however, unless the Ex-Dividend Date with respect to such issuance of transferable rights and warrants occurs after the Trade
Date and on or before the Final Valuation Date.



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                                       -9-

                  11.      Reorganization Events

                  If (i) any reclassification or other change of the Nokia Ordinary Shares occurs, (ii) the ADS Issuer has been subject to a merger, combination or consolidation and is not the surviving entity or it does survive but all the Nokia ADSs are exchanged for or converted into Distribution Property, (iii) any statutory share exchange involving the outstanding Nokia Ordinary Shares and the securities of another entity occurs (other than in a transaction described in clause (ii) above), (iv) the ADS Issuer sells or otherwise transfers its property and assets as an entirety or substantially as an entirety to another entity, (v) the ADS Issuer issues to all holders of Nokia Ordinary Shares equity securities of an issuer other than the ADS Issuer (other than in a transaction described in clause (i), (ii), (iii) or (iv) above) (a "Spin-Off Event") or (vi) the ADS Issuer is liquidated, dissolved or wound up or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law (any such event in clauses (i) through (vii), a "Reorganization Event"), then the Calculation Agent will adjust the ADS Redemption Amount so that the ADS Redemption Amount consists of the respective amounts of each type of Distribution Property distributed in such Reorganization Event in respect of the ADS Redemption Amount as in effect immediately prior to such adjustment, taken together, along with a corresponding adjustment to the Strike Price and the Protection Price as described above; provided, however, that if (and to the extent) Nokia Corporation or the Nokia Depositary shall have adjusted Nokia ADSs so that they represent all such Distribution Property distributed in respect of any such Reorganization Event, the Calculation Agent will not adjust the ADS Redemption Amount. Notwithstanding the foregoing, however, the Calculation Agent will not make any adjustment for a Reorganization Event unless the event becomes effective -- or, if the event is a Spin-Off Event, unless the Ex-Dividend Date for the Spin-Off Event occurs -- after the Trade Date and on or before the Final Valuation Date.


                  If the Calculation Agent determines that the Distribution Property so distributed consists of more than one type of property, the Calculation Agent will determine the respective amounts of such types that will comprise the adjusted ADS Redemption Amount so that the value of each such amount bears the same relationship to the total value of all such amounts as the value of the corresponding component type of Distribution Property so distributed bears to the total value of all Distribution Property so distributed. The Calculation Agent will determine the value of each component type of Distribution Property, using the Closing Price for any such type consisting of securities and such other method as it considers reasonable for any other type. If a holder of the Nokia Ordinary Shares may elect to receive different types or combinations of types of Distribution Property in the Reorganization Event, the Distribution Property will be deemed to include the types and amounts thereof distributed to a holder that makes no election. If a Reorganization Event occurs and as a result the ADS Redemption Amount is adjusted to consist of Distribution Property, the Calculation Agent will make further adjustments for subsequent events that affect such Distribution Property or any component type thereof, to the same extent that it would make adjustments if the Nokia Ordinary Shares were outstanding and were affected by the same kinds of events, and a corresponding adjustment shall be made to the Strike Price and Protection Price.

                  If at any time another Person becomes the successor to the ADS Issuer, as determined by the Calculation Agent, such successor Person shall thereupon be deemed to be the ADS Issuer for


                    (Face of Security continued on next page) all purposes of this Security. If at any time the ADS Redemption Amount consists of Distribution Property, as determined by the Calculation Agent, then all references in this Security to the "ADSs" shall thereupon be deemed to mean such Distribution Property and all references in this Security to an "ADS" shall thereupon be deemed to mean a comparable unit of each type of property comprising such Distribution Property, as determined by the Calculation Agent.

                  12.      Minimum Adjustments

                  Notwithstanding the foregoing, no adjustment will be required in respect of any event specified in Sections 6 through 10 unless such adjustment would result in a change of at least 0.1% in the ADS Redemption Amount, Strike Price or Protection Price. The exchange rate resulting from any adjustment shall be rounded up or down, as appropriate to, in the case of the Strike Price or the Protection Price, the nearest cent, and, in the case of the ADS Redemption Amount, the nearest thousandth, with one-half cent and five hundredths being rounded upward.

                  13.      Role of Calculation Agent

                  The Calculation Agent will be solely responsible for all determinations and calculations regarding the Default Amount; whether a Market Disruption Event has occurred and whether, and if so the dates to which, the Final Valuation Date and Stated Maturity Date are to be postponed; the Closing Price of the Nokia ADSs on any day; the Principal Amount; and all such other matters as may be specified elsewhere herein as matters to be determined by the Calculation Agent. The Calculation Agent shall make all such determinations and calculations in its sole discretion, and absent manifest error all determinations and calculations made by the Calculation Agent shall be final and binding on the Company, the Holder and all other Persons having an interest in this Security, without liability on the part of the Calculation Agent.

                  The Company shall take such action as shall be necessary to ensure that there is at all relevant times a financial institution serving as the Calculation Agent hereunder. The Company may, in its sole discretion at any time and from time to time, upon written notice to the Trustee, but without notice to the Holder of this Security, terminate the appointment of any Person serving as the Calculation Agent and appoint another Person (including any Affiliate of the Company) to serve as the Calculation Agent. Insofar as this Security provides for the Calculation Agent to obtain the Closing Price of the Nokia ADSs or other information from any institution or other source, the Calculation Agent may do so from any source or sources of the kind contemplated or otherwise permitted hereby notwithstanding that any one or more of such sources are the Calculation Agent, Affiliates of the Calculation Agent or Affiliates of the Company.

                  14.      Tax Characterization

                  By its purchase of this Security, the Holder, on behalf of itself and any other Person having a beneficial interest in this Security, hereby agrees with the Company (in the absence of an administrative determination or judicial ruling to the contrary) to characterize this Security for all U.S. federal income tax purposes as consisting of (i) a non-contingent debt instrument issued by the


                    (Face of Security continued on next page)

Company that provides for annual interest payments of [ ]% per annum and (ii) a put option on the Nokia ADSs issued by the Company to the Holder pursuant to which the Company is obligated to pay premium payments to the Holder of [ ]% per annum.

                  Notwithstanding the foregoing, the Company shall not be obligated to segregate or otherwise set aside any funds, and no act or omission on the part of the Company or any other Person, and no event or circumstance, shall give rise to any default or Event of Default under this Security or the Indenture by reason of any provision of this Section 6.

                  15.      Payment and Delivery

                  Payment of any amount payable on this Security in cash will be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. Payment or delivery of any Nokia ADSs, cash or other property payable or deliverable on this Security will be made to an account designated by the Holder (in writing to the Company and the Trustee on or before the Final Valuation Date) and acceptable to the Company or, if no such account is designated and acceptable as aforesaid, at the office or agency of the Company maintained for that purpose in The City of New York, provided, however, that, at the option of the Company, payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register; and provided, further, that payment or delivery at Maturity shall be made only upon surrender of this Security at such office or agency (unless the Company waives surrender). Notwithstanding the foregoing, if this Security is a Global Security, any payment or delivery may be made pursuant to the Applicable Procedures of the Depositary as permitted in said Indenture. In lieu of making any delivery of property it is obligated hereunder to make, the Company shall be entitled to cause such delivery to be made on its behalf, provided such delivery is otherwise made as provided herein.

                  16.      Holidays

                  Notwithstanding any provision of this Security or of the Indenture, if any payment of principal would otherwise be due on this Security on a day (the "Specified Day") that is not a Business Day, such payment may be made (or such principal may be made available for payment) on the next succeeding Business Day with the same force and effect as if such payment were made on the Specified Day. The provisions of this Section shall apply to this Security in lieu of the provisions of Section 114 of the Indenture.

                  17.      Reverse of this Security

                  Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.



                    (Face of Security continued on next page)

                  18.      Certificate of Authentication

                  Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.



                    (Face of Security continued on next page)

                  IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.



                                            UBS AG


                                            By____________________________
                                              Name:  Robert B. Mills
                                              Title:    Managing Director


                                            By____________________________
                                              Name:  Robert C. Dinerstein
                                              Title:    Managing Director


                  This is one of the Securities of the series designated herein and referred to in the Indenture.

Dated:


                                     U.S. BANK TRUST NATIONAL ASSOCIATION, AS
                                     TRUSTEE


                                     By_________________________________
                                              Authorized Signatory

                              (Reverse of Security)

                  This Security is one of a duly authorized issue of securities of the Company (herein called the "Securities") issued and to be issued in one or more series under an Indenture, dated as of November 21, 2000 (herein called the "Indenture," which term shall have the meaning assigned to it in such instrument), between the Company and U.S. Bank Trust National Association, as Trustee (herein called the "Trustee," which term includes any successor Trustee under the Indenture), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee, the Holders (as defined in the Indenture) of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. Insofar as the provisions of the Indenture may conflict with the provisions set forth on the face of this Security, the latter shall control for purposes of this Security.

                  This Security is one of the series designated on the face hereof, limited to an aggregate initial offering price not to exceed $[ ] (or the equivalent thereof in any other currency or currencies or currency units). References herein to "this series" mean the series designated on the face hereof.

                  Payments under the Securities will be made without withholding or deduction for or on account of any present or future tax, duty, assessment or governmental charge ("Taxes"), imposed upon or as a result of such payments by Switzerland or any jurisdiction in which a branch of the Company through which the Securities are issued is located (or any political subdivision or taxing authority thereof or therein) (a "Relevant Jurisdiction"), unless required by law. To the extent any such Taxes are so levied or imposed, the Company will, subject to the exceptions and limitations set forth in Section 1007 of the Indenture, pay such additional amounts ("Additional Amounts") to the Holder of any Security who is not a resident of the Relevant Jurisdiction as may be necessary in order that every net payment of the principal of such Security and any other amounts payable on such Security, after withholding for or on account of such Taxes imposed upon or as a result of such payment, will not be less than the amount provided for in such Security to be then due and payable.

                  If at any time as a result of any change in or amendment to the laws or regulations of a Relevant Jurisdiction affecting taxation, or a change in any application or interpretation of such laws or regulations (including the decision of any court or tribunal) either generally or in relation to any particular Securities, which change, amendment, application or interpretation becomes effective on or after the Trade Date in making any payment of, or in respect of, the principal amount of the Securities, the Company would be required to pay any Additional Amounts with respect thereto, then the Securities will be redeemable upon not less than 10 nor more than 60 days' notice by mail, at any time thereafter, in whole but not in part, at the election of the Company as provided in the Indenture at a redemption price determined by the Calculation Agent in a manner reasonably calculated to preserve the relative economic position of the Company and the Holders of Outstanding Securities (the term "Outstanding" having the meaning assigned to it in the Indenture).



                  (Reverse of Security continued on next page)

                  The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of all series to be affected (considered together as one class for this purpose). The Indenture also contains provisions
(i) permitting the Holders of a majority in principal amount of the Securities at the time Outstanding of all series to be affected under the Indenture (considered together as one class for this purpose), on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and (ii) permitting the Holders of a majority in principal amount of the Securities at the time Outstanding of any series to be affected under the Indenture (with each such series considered separately for this purpose), on behalf of the Holders of all Securities of such series, to waive certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

                  As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of not less than 25% in principal amount of the Securities of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee indemnity reasonably satisfactory to it, and the Trustee shall not have received from the Holders of a majority in principal amount of Securities of this series at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof on or after the respective due dates expressed herein.

                  No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of this Security as herein provided.

                  As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register (as defined in the Indenture), upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of this Security is payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar (as defined in the Indenture) duly executed by, the Holder hereof or his attorney duly authorized in writing. Thereupon one or more new Securities of this series and of like tenor, of authorized


                  (Reverse of Security continued on next page) denominations and for the same aggregate Face Amount, will be issued to the designated transferee or transferees.

                  This Security, and any other Securities of this series and of like tenor, are issuable only in registered form without coupons in denominations of any multiple of $1,000. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

                  No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

                  Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person (as defined in the Indenture) in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

                  THIS SECURITY AND THE INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.